UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2005
ARTISTdirect, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-30063 (Commission File Number)	95-4760230 (I.R.S. Employer Identification Number)

10900 Wilshire Boulevard, Suite 1400, Los Angeles, California (Address of principal executive offices)		90024 (Zip Code)
Registrant’s telephone number, including area code: (310) 443-5360
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(a)      Resignation or removal of directors as a result of disagreement or removal for cause.
Not applicable.
(b)      Termination of certain officers; resignation or removal of directors other than as a result of disagreement or removal for cause.
Not applicable.
(c)      Appointment of new officers or directors.
On November 8, 2005, the Board of Directors appointed Fred Davis to serve as a director of the ARTISTdirect, Inc. (the “Registrant”). Mr. Davis has also been appointed to serve as a member of the Compensation Committee of the Board of Directors.
Mr. Davis currently serves as a partner of the music law firm of Davis, Shapiro, Lewit, Montone & Hayes (formerly Davis & Shapiro) (“Davis Shapiro”), which he co-founded in 1997. Prior to 1997, Mr. Davis served as an Executive Vice President at EMI Records. Mr. Davis received his Bachelors degree from Tufts University and his J.D. degree from Fordham University of Law.
In 2004, Davis Shapiro provided $100,000 in legal services to the Registrant and its then subsidiary, ARTISTdirect Records, LLC (“ADR”), in connection with a Termination Agreement effective July 30, 2004 by and among the Registrant, ADR and BMG Music, which extinguished all of the Registrant’s obligations under its funding guaranty to ADR, including the remaining $12.0 million funding obligation to ADR.
There is no family relationship between any of the Registrant’s officers or directors and its proposed director. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of its officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with the Registrant so enjoined.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISTDIRECT, INC. (Registrant)
Date: November 10, 2005	By:	/s/ Robert N. Weingarten
Robert N. Weingarten
Chief Financial Officer